Exhibit 10.12

2005 BASE SALARIES

On January 25, 2005, the Compensation Committee authorized the following increases to the base salaries of the Company’s executive officers, effective January 1, 2005:

Name	2005 Base Salary
Michael McNeil	$300,000
Jon J. Eberle	$105,000
Dwain C. Jorgensen	$102,740
Susan K. Kolling	$107,110
Bradley C. Krehbiel	$135,200